SUMMARY OF MATERIAL TERMS OF THE LEASE AGREEMENT FOR
                         PREMISES IN TEL AVIV, ISRAEL

o    The leased premises are at 34 Ha Barzel Street, Tel Aviv 69710 Israel.

o The initial lease agreement was entered into on February 12, 1998 by and among ClickSoftware Technologies Ltd. and Aradin Ltd., Larga Ltd., T.N.R properties Ltd., Eligar Ltd., as lessors. The lease was amended three times thereafter.

o The commencement date of the lease is June 1, 1998, and the lease expires on May 31, 2006. ClickSoftware has the option to extend the term of the lease by two periods of one year each.

o The total area leased by ClickSoftware is 1843 square meters, of which 350 square meters was subleased.

o The average price per square meter per month is US$8.89 (payable in New Israeli Shekels) per square meter per month. The company also leases 60 parking spaces for $90 per month. The current monthly lease is US$21,634. The lease amounts are paid in quarterly installments.

o ClickSoftware has undertaken to compensate and indemnify the lessor in case of any damage or expense they might incur as a result of the lease. ClickSoftware is required to insure the leased premises.

o ClickSoftware is required to submit the lessor a bank guarantee and promissory note against its obligations pursuant to the lease in the amount of $60,000. ClickSoftware is obligated to pay interest for fees not paid when due.